                                                                EXHIBIT 7.12

                   IN THE UNITED STATES DISTRICT COURT
                    FOR THE NORTHERN DISTRICT OF OHIO
                             EASTERN DIVISION

FIRST UNION REAL ESTATE EQUITY ) CIVIL ACTION NO. 1:95CV0274
AND MORTGAGE INVESTMENTS,      )
55 Public Square               ) JUDGE LESLEY BROOKS WELLS
Suite 1900                     )
Cleveland, Ohio 44113          )
                               )
Plaintiff,                     )
                               )
     v.                        )
                               )
RICHARD M. OSBORNE,            )
8635 East Avenue               )
Mentor, Ohio 44060,            )
                               ) FIRST UNION'S FIRST AMENDED
     and                       ) AND SUPPLEMENTAL COMPLAINT
                               ) FOR INJUNCTIVE RELIEF,
THE WOLSTEIN GROUP             ) DAMAGES, AND OTHER RELIEF
34555 Chagrin Blvd.            )
Moreland Hills, Ohio 44022,    )
                               )
     and                       )
                               )
BERT WOLSTEIN                  )
32049 Fairmount Boulevard      )
Cleveland, Ohio 44124-4821     )
                               )
     and                       )
                               )
SCOTT WOLSTEIN                 )
32200 Chestnut Lane            )
Cleveland, Ohio 44124-4328     )
                               )
     and                       )
                               )
TURKEY VULTURE FUND XIII, LTD. )
8635 East Avenue               )
Mentor, Ohio 44060             )
                               )
 and                           )
                               )
HERITAGE CAPITAL CORPORATION   )
c/o Mark P. Escaja,            )
Registered Agent               )
34555 Chagrin Blvd.            )
Moreland Hills, Ohio 44022     )
                               )
and                            )
                               )
DEVELOPERS DIVERSIFIED REALTY  )
CORPORATION c/o AGC Co.,       )
Registered Agent               )
3200 National City Center      )
Cleveland, Ohio 44114          )
                               )
and                            )
                               )
MARK P. ESCAJA                 )
35665 S. Huntington Drive      )
Cleveland, Ohio 44139-3207     )
                               )
     Defendants.               )

     For its First Amended and Supplemental Complaint against defendants Richard
M. Osborne, Bert Wolstein, Scott Wolstein, Turkey Vulture Fund XIII, Ltd., Developers Diversified Realty Corporation, Heritage Capital Corporation, The Wolstein Group and Mark P. Escaja, plaintiff First Union Real Estate Equity and Mortgage Investments ("First Union") states as follows 1:
---------------
1 The original Verified Complaint for Injunctive and Other Relief filed by First Union at the inception of this action is incorporated herein by reference.
                             NATURE OF ACTION
     1. This is an action to enjoin defendants' continuing and threatened violations of the securities laws of the United States, the common law and statutory law of the State of Ohio and defendants' obligations under First Union's Declaration of Trust, in connection with defendants' unlawful efforts to seize control of First Union, a real estate investment trust. First Union also seeks damages in the amount of at least $30 million to compensate it and its shareholders for defendants' wrongdoing as set forth herein.
     2. In furtherance of their own selfish interests, defendants have adopted, and are now implementing, a strategy to seize control of First Union at a bargain price, steal for themselves the premium inherent in First Union's stock, and deprive First Union's numerous shareholders with small holdings of the substantial long term benefits, tax and otherwise, of investment in a real estate investment trust. Defendants have already taken, and, if not restrained, will continue to take steps to cause First Union to cease to qualify as a real estate investment trust under the Internal Revenue Code and to destroy First Union's purpose of providing an investment vehicle for numerous shareholders with small holdings.
     3. To further their unlawful objectives defendants have made false and misleading statements with respect to material facts in Schedules 13D and other documents filed with the Securities and Exchange Commission ("SEC") in violation of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, 15 U.S.C. SS 78m(d), and Rules 13d-1 and 13d-2 promulgated thereunder, 17 C.F.R. SS 240.13d-1 and 240.13d-2. In violation of these laws and regulations defendants have utilized both market signal devices and proxy solicitation devices to manipulate the market and mislead investors as to their true and undisclosed intentions for First Union -- to buy control at a bargain price, "de-REIT" the Trust, and merge it into another company or sell off its assets.
     4. As part of their unlawful scheme, defendants have begun a proxy contest to replace three trustees of First Union with three of their own nominees, none of whom has the background and experience to serve in the positions for which they are nominated, and all of whom are disqualified from serving as a trustee under Section 8.10 of First Union's Declaration of Trust. Through their solicitations, defendants have demonstrated a complete disregard for the federal proxy rules. They have repeatedly issued press releases, made public filings, and mailed proxy materials to First Union shareholders that are intentionally false and designed to mislead shareholders in connection with their decision to grant or withhold proxy authority from First Union management and solicit proxy authority on behalf of their group, in contravention of Section 14(a) of the Exchange Act, 15 U.S.C. SS 78n(a),and the rules and regulations promulgated thereunder, and in contravention of the procedures proscribed therein.
     5. Defendants have engaged in fraudulent, deceptive, and manipulative acts and practices to keep down the market price for First Union shares and enable them to buy a controlling position in the Trust at a bargain price, in violation of Sections 10(b) and 14(e) of the Exchange Act, 15 U.S.C. SS 78j(b) and 78n(e), and Rule 10b-5, 17 C.F.R.SS240.10b-5.
     6. Defendants' efforts to seize control of First Union and deprive First Union and its numerous shareholders of their ability to participate with other small shareholders in their chosen investment vehicle of a real estate investment trust constitute violations of First Union's Declaration of Trust to which defendants are parties, the By-Laws of First Union by which defendants are bound, and the implied duties of good faith and fair dealing defendants owe to other First Union shareholders. First Union and its shareholders have been damaged by defendants' unlawful actions in an amount believed to be in excess of $30 million.
                          JURISDICTION AND VENUE
     7. This Court has jurisdiction of the subject matter of this action pursuant to Section 27 of the Exchange Act, 15 U.S.C.SS 78aa; 28 U.S.C.SS 1331(a); 28 U.S.C.SS 1332(a); and this Court's supplemental jurisdiction, 28 U.S.C.SS 1367. Venue is properly laid in this District by virtue of Section 27 of the Exchange Act, 15 U.S.C.SS 78aa, and 28 U.S.C.SS 1391(b).
                                  PARTIES
     8. Plaintiff First Union is an unincorporated business trust organized and existing pursuant to the laws of Ohio and a Declaration of Trust dated August 1, 1961, as amended through July 25, 1986 (the "Declaration of Trust"). Since its creation in 1961, First Union's principal place of business has been, and remains, Cleveland, Ohio. The outstanding equity securities of First Union consist of shares of beneficial interest, $1 par value (the "Shares"). The Shares are publicly held and are registered pursuant to Section 12 of the Exchange Act, 15 U.S.C.SS 781, and listed on the New York Stock Exchange.
     9. Defendant Turkey Vulture Fund, XIII, Ltd. ("Turkey Vulture Fund" or "Fund") is a limited liability company organized and existing under the laws of the State of Ohio with its principal place of business in Mentor, Ohio. On information and belief, Turkey Vulture Fund was organized in or about November, 1994 and has approximately 17 members.
     10. Defendant Richard M. Osborne is a resident of Mentor, Ohio and is the managing member of the Turkey Vulture Fund. He is also the Chairman and President of OsAir Inc., a privately held Ohio corporation which, upon information and belief, is affiliated with and/or has acted in concert with Turkey Vulture Fund in connection with certain investment activities undertaken by the Fund. On information and belief, Osborne is or has been a beneficiary and/or trustee of OsAir Inc. Profit Sharing Trust.
     11. Defendant Developers Diversified Realty Corporation ("Developers Diversified"), a publicly-held real estate investment trust, is a corporation organized and existing under the laws of the State of Ohio with its principal place of business in Moreland Hills, Ohio.
     12.  Defendant Bert Wolstein is a resident of Cleveland,
Ohio and is Chairman of the Board of defendant Developers
Diversified.
     13. Defendant Scott Wolstein, a resident of Cleveland, Ohio, is the son of defendant Bert Wolstein and is the President and Chief Executive Officer of defendant Developers Diversified.
     14. Defendants Bert and Scott Wolstein, both together and separately, have ownership and/or controlling interest in a number of partnerships, corporations, and other entities which together constitute a group of companies referred to by the Wolsteins and others as "The Wolstein Group." From time to time during the period relevant herein, defendants Bert and Scott Wolstein have done business as The Wolstein Group.
     15. Defendant Heritage Capital Corporation is a corporation organized and existing under the laws of the State of Ohio with its principal place of business in Moreland Hills, Ohio. Heritage Capital Corporation is controlled by defendants Bert and Scott Wolstein and is part of The Wolstein Group.
     16. Defendant Mark P. Escaja is the Chief Financial Officer of Heritage Capital Corporation and other companies operating under the aegis of The Wolstein Group. Escaja is also authorized to make personal financial investments for defendant Bert Wolstein.
     17. In his capacity as Chief Financial Officer of Heritage Capital Corporation and The Wolstein Group and/or in his capacity as investment agent for defendant Bert Wolstein, defendant Mark P. Escaja was authorized to engage in activities calculated to generate fee-related business and seek out and pull together developments and joint ventures for Heritage Capital Corporation, The Wolstein Group and/or Bert Wolstein.

                   FIRST UNION'S STATUS AS A REAL ESTATE
                         INVESTMENT TRUST ("REIT")

     18. First Union was created in 1961 for the purpose of conducting business as a real estate investment trust ("REIT"), as that term is defined in Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). Since its creation First Union has continually operated in a manner to qualify as a REIT.
     19. REITs are a product of federal tax policy and tax laws. Congress authorized the creation of REITs in 1960 for the purpose of allowing small investors, by investing in shares of a REIT, to enjoy the benefits of a marketable interest in a professionally selected and managed portfolio of real estate properties, without having the income generated by the REIT's properties subject to federal income tax at the entity level. Congress thus sought, through the REIT mechanism, to allow small investors to enjoy certain benefits attributable to the ownership of substantial commercial properties which large and more affluent investors enjoy from direct investment in real estate or investment in real estate through other organizational structures.
     20. In furtherance of the Congressional objective, the Code provides that if a REIT derives at least 75 percent of its gross income from real estate investments and distributes to its shareholders at least 95 percent of its ordinary taxable income, the REIT is relieved from federal income taxes on its ordinary income. The Code provides that a REIT will lose its special tax treatment if it has fewer than 100 shareholders for more than 30 days in any taxable year or if it satisfies the ownership test for a "personal holding company," as defined in the Code, i.e., if more than 50 percent of the value of its outstanding shares is owned directly or indirectly by five or fewer individuals during the last half of the REIT's taxable year. To protect the small investors to whom Congress intended to make available the benefits of REIT status, it is crucial for a REIT to continue to qualify as such and to conduct its affairs so as not to endanger its special tax treatment.
     21. First Union exists pursuant to, and the conduct of its business and affairs is governed by, the Declaration of Trust, a copy of which was filed as an exhibit to First Union's original complaint. The Declaration of Trust is a contract among First Union, the Board of Trustees, and First Union's shareholders. Each shareholder of First Union is a party to the Declaration of Trust and is bound by it.
     22. In addition, the share certificate delivered to each shareholder expressly states that by accepting the certificate the shareholder agrees to be bound by all the terms and provisions of the Declaration of Trust. The form of the share certificate, including its language, is specified in the By-Laws of First Union.
     23. The Declaration of Trust vests in First Union's Board of Trustees (the "Trustees") the absolute and exclusive power and authority to manage the trust and its affairs. Pursuant to the Declaration, the Trustees are responsible for maintaining First Union's REIT status and for furthering First Union's express purpose of providing an investment vehicle for numerous shareholders with small holdings. Accordingly, the Declaration of Trust grants the Trustees broad powers to preserve First Union's status as a REIT and its stated purpose, and thereby preserve the rights and expectations of First Union's beneficiaries (i.e., shareholders).
     24. To preserve First Union's status as a REIT, the Trustees are authorized to actively monitor the ownership of First Union's Shares, and restrict or regulate the issuance or transfer of Shares in such manner as the Trustees deem advisable to prevent First Union's disqualification as a REIT.
     25. Moreover, the Trustees and shareholders are specifically prohibited by
Section 11.19 of the Declaration of Trust from taking any action which would prevent First Union from qualifying as a REIT or from destroying its stated purpose. In particular, Section 11.19 provides in pertinent part:
          No trustee and no Beneficiary [i.e., shareholder] shall take any action which would cause the Trust to abandon its purpose of providing an investment vehicle for numerous shareholders with small holdings or which would, in the opinion of counsel for the Trust, furnished prior to such action, prevent the Trust from qualifying or continuing to qualify as a [REIT] under the Internal Revenue Code . . .

     26. Section 11.19 of the Declaration of Trust likewise provides that no shareholder shall have any power to control the Trustees or affairs of First

Union or to exercise any voting or approval powers if such powers would prevent First Union from qualifying as a REIT.
     27. The By-Laws of First Union (the "By-Laws") similarly reflect First Union's fundamental interest in maintaining its status as a REIT. A copy of the By-Laws is attached to the Declaration of Trust.
     28. Section 5 of the By-Laws authorizes the Chief Executive Officer, with the advice of counsel, to impose such restrictions on the transfer of Shares as are deemed necessary to prevent First Union from being disqualified as a REIT.
     29. Section 6 of the By-Laws provides that no person may own more than 9.8% of the outstanding Shares of First Union; and, further, that no Shares or convertible securities of First Union may be issued or transferred to any person if, following such issuance or transfer, such person's ownership of Shares would exceed 9.8% of the outstanding First Union Shares. The purpose of this provision is to prevent the concentration of share holdings that would cause First Union to lose its REIT status or to controvert the fundamental purpose of First Union to provide numerous shareholders with small holdings an opportunity to invest in a professionally managed real estate portfolio.
     30. Subsection (b) of Section 6 of the By-Laws imposes substantial restrictions upon Shares issued or transferred in violation of Section 6(a).
Section 6(b) specifically provides that if any Shares are issued or transferred in violation of Section 6(a), such issuance or transfer shall be valid only with respect to such amount of Shares or convertible securities as does not result in a violation of Section 6(a), and shall be null and void as to the excess Shares or convertible securities.

                      DEFENDANTS' UNLAWFUL ACTIVITIES
                  Osborne Begins to Purchase Significant
                     Quantities of First Union Shares

     31. In or around August 2, 1994, Osborne began acquiring significant quantities of First Union Shares in open market transactions. By January 10, 1995, Osborne had acquired approximately 906,000 Shares which represents just under 5% of First Union's outstanding Shares. Nearly all of these Shares were purchased by Osborne on margin through David Van Dusen ("Van Dusen"), Osborne's broker at the offices of Kemper Securities, Inc. ("Kemper") in Willoughby, Ohio. Osborne purchased the Shares in his own name and also on behalf of OsAir, Inc. Profit Sharing Trust. OsAir, Inc. Profit Sharing Trust ultimately purchased 30,000 First Union Shares that were subsequently transferred to Turkey Vulture Fund.
     32. Also around August 1994, Osborne's broker, Van Dusen, began acquiring First Union shares and recommending First Union stock to other Kemper clients.
     33. Also in 1994, Osborne's nephew, Jerry Osborne, III, began acquiring Shares of First Union in open market transactions.
     34. In or about the Fall of 1994, Osborne also unsuccessfully solicited the brokerage firm of J. C. Bradford, Inc. to warehouse First Union Shares for him.
     35. This is not the first time defendant Osborne has been involved in an effort to acquire a significant position in a public company. In fact, in the past twelve (12) years or so Osborne has developed a pattern and practice of acquiring large minority positions, in excess of 5%, in public companies; publicly threatening the company's management to increase his position and perhaps to acquire majority control; and then, after the stock has been put "in play" and the market price of the stock has increased as a result of Osborne's threats, either selling his shares back to the company or to another buyer at a substantial profit for himself. On information and belief, within the past twelve (12) years, Osborne has employed this practice on behalf of himself and persons affiliated or acting in concert with him in connection with his acquisition of shares in the following public companies: Broadview Financial Corp., Horizon Financial Services, Inc., First American Bancorp, Park-Ohio Industries and Cardinal Realty Services Inc. ("Cardinal Realty").
     36. During the period Osborne was actively accumulating First Union Shares he was also actively involved in the stock of two other public companies:
Cardinal Realty (a real estate company located in Columbus, Ohio) and Prudential Realty Trust ("PruRealty") (another REIT located in New Jersey).
     37. Osborne made several Schedule 13D filings on Cardinal Realty during the period of January, 1994 to November, 1994. Osborne also filed several Schedules 13D on PruRealty during the period of November, 1994 to February, 1995. In September, 1994, Osborne made a so-called "offer" to the board of Cardinal Realty to acquire 51% of the company's outstanding stock. The board rejected the offer out of hand because it was conditioned on financing, among other things. Both the timing and publicity surrounding Osborne's offer suggest the offer was a ploy to manipulate the market price.
     38.  Insignia Financial Group Inc. of Greenville, South
Carolina, and Colony Capital of California, also made unsuccessful offers to Cardinal Realty's management during the latter part of 1994.
     39. Most of the Cardinal Realty stock Osborne purchased was purchased through Van Dusen at Kemper. As he later did with respect to First Union stock, Van Dusen purchased Cardinal Realty shares for his own account based in part on the fact that Osborne was doing so.

                Osborne Organizes the Turkey Vulture Fund
                    and Solicits Support for His Plans

     40. In or about November of 1994, and perhaps earlier, while he was actively accumulating shares in First Union and PruRealty, Osborne made the decision to create a fund and solicit investors to assist him in acquiring a controlling interest in, among other companies, First Union and PruRealty.
     41. Osborne formally organized defendant Turkey Vulture Fund as an Ohio limited liability company in November of 1994.
     42. By the time Osborne organized the Fund, he had already accumulated a significant minority position in First Union through various accounts at Kemper. In order to obtain capital to accomplish his goals, Osborne began to solicit sales of $100,000 membership interests in the Fund. During this time Osborne had at least one discussion with defendant Escaja concerning the Fund.

     43. On information and belief, Osborne, the Turkey Vulture Fund and/or their affiliates made certain representations orally and in writing, through, inter alia, providing copies of a Private Placement Memorandum dated November 22, 1994 (the "Private Placement Memorandum"), to potential members of the Turkey Vulture Fund to induce these potential members to purchase membership interests in the Turkey Vulture Fund.
     44. In the Private Placement Memorandum, Osborne made the written representation to potential members of the Turkey Vulture Fund that the Fund's purpose and investment objective was to target publicly traded companies selected by Osborne for a potential acquisition or other form of corporate reorganization. Specifically, Osborne represented:
               The primary investment objective of [the Fund] is to maximize the appreciation of [the Fund's] assets by investing in securities, primarily the common stock of publicly-traded entities, that the Managing Director [i.e., Richard Osborne] believes (1) the market has undervalued and (2) OFFER AN OPPORTUNITY FOR A TENDER OFFER, MERGER, ASSET DISPOSITION OR OTHER FORM OF CORPORATE REORGANIZATION whether by [the Fund] or a third party. To increase the market value of the securities of such an entity (a "Target Entity") [the Fund] may seek to accumulate a sufficient number of shares in a Target Entity to control a Target Entity and to affect (sic) the corporate reorganization. [The Fund] may also seek to have the Managing Member or another affiliate of [the Fund] appointed to the board of directors of the Target Entity.

Turkey Vulture Fund Private Placement Memorandum at i (emphasis added).

     45. By the time the Fund was created, Osborne had determined that First Union and PruRealty would be "Target Entities" of the Fund. In late December 1994, before most, if not all, members had signed up to join the Fund, Osborne authorized the transfer of his First Union holdings to a new account set up for the Fund by Kemper at Osborne's direction. Osborne's Kemper broker, Van Dusen, was solicited to become a member of the Fund prior to this transfer and knew, before he joined the Fund, that one of Osborne's targets was First Union.
     46. Between November 1994 and early January 1995, Osborne actively solicited a number of additional individuals and entities to become investors in the Fund and participate with Osborne in acquiring control of First Union and selling off its assets. On information and belief, Osborne, the Fund and/or their affiliates advised potential investors and/or participants that First Union was a company targeted by the Fund and that the Fund (through Osborne) had already accumulated a substantial position in First Union.
     47. To attract investors to the Fund and/or participants in Osborne's and the Fund's plan for First Union, Osborne sought and obtained meetings with several persons and/or entities prominent in the real estate industry, including defendants Bert Wolstein, the Chairman of defendant Developers Diversified, and Andrew Farkas, CEO, Chairman and President of Insignia Financial Group, a publicly held company known for its acquisitive behavior.
     48. Bert Wolstein and other members of the Wolstein family have had personal and business relationships with members of the Osborne family for a period of years. However, in this instance, to gain access to the Wolsteins and Developers Diversified, Osborne used his previous relationship with defendant Mark Escaja, the Chief Financial Officer of both The Wolstein Group and defendant Heritage Capital Corporation. For ease of reference defendants Bert Wolstein, Scott Wolstein, Heritage Capital, The Wolstein Group and Developers Diversified are sometimes referred to collectively hereinafter as the "Wolstein defendants."
     49. Sometime in December of 1994, Escaja arranged for Osborne to meet Bert Wolstein at Wolstein's offices. Defendant Scott Wolstein, President and Chief Executive Officer of Developers Diversified, participated in at least part of this meeting.
     50. Escaja arranged this meeting, and engaged in other activities designed to assist Osborne in connection with First Union, in his capacity as CFO of Heritage Capital and/or The Wolstein Group and/or as an employee of Bert Wolstein, Heritage Capital and/or The Wolstein Group. Escaja was specifically authorized to engage in these and related activities by Bert Wolstein, Heritage Capital and/or The Wolstein Group as part of his employment.
     51. On information and belief, Osborne successfully solicited the Wolstein defendants to participate as investors in First Union aligned with Osborne and the Fund and/or to support Osborne and the Fund in their acquisition of control of First Union by agreeing to warehouse or purchase First Union Shares or to purchase First Union assets from the Fund once it accomplished its desired takeover of First Union.
     52. Shortly after this meeting, in or around January 13, 1995, defendant Mark P. Escaja, knowing Osborne's and/or the Fund's intentions with respect to First Union, and the likelihood that the Fund and/or Osborne would be filing a
Schedule 13D with the SEC within a few days, purchased 3,000 shares of First Union. Escaja sold these shares at a profit in or about January 25, 1995.
     53. Also in or around January 13, 1995, non-party James Schoff, an associate of Escaja's, a general partner in several of The Wolstein Group companies and Executive Vice President of Developers Diversified, purchased 3,000 shares of First Union. On information and belief, James Schoff made these purchases after discussing with defendant Mark P. Escaja defendants' intentions for First Union. James Schoff sold these shares at a profit in or about January 25, 1995.
     54. Both Escaja and James Schoff purchased their shares of First Union through non-party William Schoff, a broker with Prudential Securities in Rochester, New York, who is James
Schoff's brother.
     55. In or about January 13, 1995, William Schoff purchased 1,000 shares of First Union. William Schoff sold these shares at a profit in or about January 25, 1995.
     56. In addition to soliciting the support of the Wolstein defendants, Osborne sought the support of non-party Andrew Farkas and his company, Insignia Financial Group, which specializes in apartment properties. On information and
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belief, Osborne wanted Farkas to invest in the Fund, purchase First Union apartment properties during the intended breakup of First Union's portfolio, or both.
     57. In or around November of 1994, Osborne forwarded materials on First Union and PruRealty to Farkas to solicit his opinion with respect to these companies. Also, Osborne discussed First Union with Farkas in the latter part of 1994, because, according to Osborne, Farkas was a person "who liked to buy undervalued assets."
     58. At the same time Osborne had his contacts with Farkas, an agent for Insignia was attempting on Farkas' behalf to arrange a meeting between Farkas and James C. Mastandrea of First Union to discuss "common interests." Although Insignia and Farkas refused to provide Mr. Mastandrea with the details of what they wanted to discuss, they indicated that one idea might involve an exchange of Insignia assets for First Union stock, and insisted that Mr. Mastandrea "owed it to his shareholders" to meet with Insignia.
     59. Also, at around this same time, representatives of Insignia were meeting with representatives of Developers Diversified, including James Schoff.
     60. In addition to the Wolsteins and Farkas, between late 1994 and the present, Osborne has made contacts with a number of persons whom he has described as investment bankers, appraisers, mortgage brokers and real estate consultants, to assist him in evaluating and/or acquiring First Union and, apparently, disposing of its assets.
     61. In or around January 1995, for instance, Osborne made contact with nonparty Gene Newman, a former First Union executive now affiliated with Sun REIT, a REIT located in Florida. First Union has learned that when Newman left First Union in April of 1994 he took with him confidential internal financial information of First Union. During this period, Newman spoke with Osborne several times about First Union and its portfolio and management and, in a follow-up letter to Osborne dated February 2, 1995, wrote:
          I agree with you that the company is very much under-valued and, given the right management team, there is significant upside potential in the company. If there is anything I can do to help you in achieving your goals with this company, please feel free to give me a call.


     62. Ultimately, Osborne retained non-party Daniel Merkel, a Cleveland real estate consultant, and possibly others, to assist him in his plans for First Union. First Union has been precluded from discovering the precise activities Merkel has been performing on behalf of Osborne and the Fund because Merkel has been instructed by Osborne's counsel not to respond to such inquiries.
     63. As a result of these and other efforts, by the middle of January 1995 Osborne had sold approximately sixteen interests in the Fund. These sixteen interests resulted in approximately
$2.8 million in additional capital for Osborne and the Fund. The persons and/or entities who signed up as members of the Fund include, in addition to defendant Osborne: Robert E. Cseplo;
Dworken & Bernstein Co., LPA Profit Sharing Plan; David Gehrisch;
Mark Grossi; Marian Rose Nathan, Trustee; M.E. Osborne Corp.;
John C. Quagliata; Frank Regalbato; R-C Enterprises, a general partnership of which Steven Calabrese is the general partner;
Royce Properties, Inc.; Svete, McGee & Carrabine Co.,L.P.A.
401(k) Profit Sharing Trust; Michael J. Toth; David L. Van Dusen,
Osborne's Kemper broker; Donald D. Smith; Carl J. Viviani; and
Thomas E. Wheeler (collectively, the "members" of the Fund).
     64. At least two of these members (and perhaps more) are clients of Osborne's broker, Van Dusen, and had also purchased First Union shares outside of their membership in the Fund.
     65. Additional ownership of Shares by Fund members outside of the Fund includes: (1) approximately 24,000 Shares held by Fund member (and Osborne/Fund broker) David Van Dusen; (2) approximately 17,000 Shares held by Fund member John Quagliata; (3) approximately 4,000 Shares held by Fund member Frank Regalbuto; (4) approximately 10,000 Shares held by Joseph Svete, whose profit sharing trust is a member of the Fund; (5) approximately 5,000 Shares held by Fund member Thomas Wheeler; and (6) approximately 17,000 Shares held by Steven Calabrese and his partnership, Fund member R-C Enterprises.
     66. With respect to this contemporaneous ownership of First Union Shares outside of the Fund, Fund documents prohibit any member from selling, selling short or covering short sales in the securities of any company in which the Fund has a long position. Obviously, a Fund member could not comply with this provision unless the Fund provided ongoing information to its members as to the investments made on their behalf. These restrictions constitute an arrangement and/or understanding among Osborne, the Fund and the Fund's members as to First Union Shares which should have been, but were not disclosed in the Fund's public filings.
     67. Although he is not a member of Turkey Vulture Fund, Jerome Osborne, III, Osborne's nephew, has attended several meetings on behalf of the Fund. Jerome Osborne, III owns approximately 5,000 Shares of First Union outside of Turkey Vulture Fund.
                Osborne and Turkey Vulture Fund File Their
            First materially False and Misleading Schedule 13D

     68. Following their acquisition of a greater than 5% interest in First Union, Turkey Vulture Fund and Osborne filed on January 17, 1995, a Schedule 13D with the SEC ostensibly on behalf of Turkey Vulture Fund and delivered a copy of the Schedule 13D to First Union.
     69. The securities laws, and in particular Section 13(d)(1) of the Exchange Act and regulations promulgated thereunder, require the filing of a Schedule 13D by any person within ten days after acquiring, directly or indirectly, beneficial ownership interest in five percent of certain classes of securities, including the Shares issued by First Union.
     70. A Schedule 13D must make certain disclosures, including: (1) the name and background of the person acquiring the securities, including, inter alia, whether or not, during the last five years, such person has been convicted in a criminal proceeding; (2) the source and amount of funds or other consideration used by the person to make the purchase; (3) the purpose of the acquisition of the securities including a description of any "plans or proposals" which the filing person has for the issuer which would relate to or result in, among other things, a material change in the issuer's business, structure, or management;
(4) any contracts, arrangements, understandings or relationships which the filing person has with respect to any securities of the issuer; and (5) the total percentage interest of the filing person in the securities of the issuer.
     71. The January 17, 1995 Schedule 13D does not disclose, and in fact intentionally conceals, the Fund's primary investment objectives of taking over and disposing of the Fund's "Target Entities" like First Union as identified in the Fund's Private Placement Memorandum and related documents. The January 17, 1995 Schedule 13D falsely states that the purpose of the Turkey Vulture Fund's acquisition of First Union's Shares is to "acquire a significant minority interest in First Union for the purpose of investment" and also supplies a boiler plate list of actions the filer might consider "in the future," including various means of gaining control of First Union. The January 17, 1995 Schedule 13D falsely states that Turkey Vulture Fund and Osborne have no present plans to pursue any of the outlined "plans or proposals," and falsely represents that "[n]either the Fund nor [Osborne] has any current plans to make material changes in the business and/or corporate structure of First Union."
     72. In addition, the Exchange Act and regulations promulgated thereunder, and applicable law, require (1) that the Schedule 13D disclose whether the filing person is part of a "group" for purposes of acquiring, holding or disposing of shares of the issuer, as the term "group" is defined in the statute, regulations and applicable law; (2) that separate disclosures be made as to each member of the "group," including the disclosure of each group member's identity and background, source of funds, purpose for acquiring an interest in the securities of the issuer, ownership interest in the securities of the issuer, and contracts, arrangements, understandings or relationships with respect to the securities of the issuer; and (3) that each group member make separate disclosures of information concerning the group. The securities laws further require that any additional information relevant to the initial Schedule 13D, or which alters the initial disclosures, must be promptly provided by amending the Schedule 13D.
     73. The Schedule 13D filed by Turkey Vulture Fund on January 17, 1995, identifies Turkey Vulture Fund as an Ohio limited liability company of which defendant Osborne is the "managing member," and states that Turkey Vulture Fund and Osborne, and only those persons, are the beneficial owners of approximately five percent of the shares of First Union.
     74. The January 17, 1995 Schedule 13D fails to disclose the true ownership and identities of the members of the Turkey Vulture Fund as required by applicable regulation, 17 C.F.R.
240.13(d)-101, Instruction C.
     75. The January 17, 1995 Schedule 13D fails to disclose that the Fund is a part of a larger group including, but not limited to, the other defendants herein and, in fact, expressly and impliedly represents that Turkey Vulture Fund and Osborne are acting solely for the benefit of Turkey Vulture Fund and no other person or entity in acquiring Shares of First Union. As such, it is false and/or materially misleading.
     76. The January 17, 1995 Schedule 13D fails to disclose the required background information with respect to the individual members of the Turkey Vulture Fund, including, but not limited to, whether, during the last five years, any member of the Turkey Vulture Fund has been convicted in a criminal proceeding.
     77. On information and belief, Robert E. Cseplo, a member of the Turkey Vulture Fund and the president and sole shareholder of Kimco Products, Inc., was convicted in 1994 of willfully underreporting income on his wholly owned corporation's federal income tax return (a violation of 26 U.S.C. SS 7206(1)) and of willfully attempting to evade individual income taxes by preparing and signing a return that failed to report the receipt of sums skimmed from the corporation (a violation of 26 U.S.C. SS 7201). This information was not disclosed in the January 17, 1995 Schedule 13D.
     78. The January 17, 1995 Schedule 13D fails to disclose that the Operating Agreement of Turkey Vulture Fund expressly allows the individual Members of the Turkey Vulture Fund to hold for their own account securities of the same issuer and same class as securities held by the Turkey Vulture Fund; that certain members of the Turkey Vulture Fund own Shares of First Union outside of the Fund; and the number of shares of First Union that certain members of the Turkey Vulture Fund hold outside of the Turkey Vulture Fund.
     79. The January 17, 1995 Schedule 13D fails to disclose any and all contracts, arrangements, understandings or relationships (legal or otherwise) among defendants, their affiliates and/or third parties with respect to First Union.
     80. The January 17, 1995 Schedule 13D fails to disclose that certain members of Osborne's family own or control First Union Shares outside of Turkey Vulture Fund.
               Escaja Unwittingly Reveals the Secret Scheme
     81. The secret and illegal scheme of Turkey Vulture Fund, Osborne and the other defendants first became known to First Union when, on January 30, 1995, First Union received a written response from defendant Heritage Capital Corporation, by and through Heritage's Chief Financial Officer, defendant Escaja, to a blind Wall Street Journal advertisement which First Union had placed in early January of 1995, prior to the filing of the original Turkey Vulture Fund Schedule 13D.
     82. The Wall Street Journal advertisement (which did not identify First Union as its source) expressed interest in and sought information on a possible friendly merger or acquisition by First Union of a REIT meeting certain requirements. A copy of Heritage Capital Corporation's written response, dated January 24, 1995, to First Union's advertisement, and the advertisement, were attached to First Union's original complaint.
     83. In its response to the Wall Street Journal advertisement, Heritage Capital represented that its "group is currently in the process of acquiring a majority interest in a publicly held REIT that fits the criteria of your advertisement." The letter did not identify the REIT.
     84. Upon receipt of Heritage Capital's response on January 30, 1995, a First Union representative contacted defendant Escaja by telephone to discuss Heritage Capital's January 24, 1995 response letter. The First Union representative, Richard Merel, identified himself to Escaja as a representative of the party that placed the blind Wall Street Journal ad.
     85. In the initial telephone conversation with Escaja and in subsequent telephone conversations on the same day, defendant Escaja told the First Union representative that his "group" was interested in acquiring two publicly-held REITs, PruRealty and First Union. Through this conversation with Escaja, First Union became aware for the first time that such a group existed; that the group had accumulated 10 to 12 percent ownership interest in First Union within the last 90 to 120 days; that it had targeted First Union for acquisition; and that the group had already made Schedule 13D filings on First Union under the name "Turkey Vulture Fund."
     86. Defendant Escaja also informed the First Union representative that the group he represented had approximately $8 to $12 million already invested and had access to additional funds for acquisition. Escaja further stated that the members of his group currently control Developers Diversified Realty, which he described as a REIT which they had brought public approximately two years ago.
     87. Defendant Escaja also told the First Union representative that the group's intention was to acquire a majority interest in First Union; sell off the portfolio of properties to other companies including other publicly held REITs; and use the remaining "shell" of First Union as a vehicle for other transactions. Defendant Escaja also stated that the group had done its "homework" on First Union and believed that now was the time to move, and that the group was interested in finding another party who could match, dollar for dollar, the amount necessary to obtain control of First Union. Escaja also indicated that, based on their research, First Union had approximately $100 million in equity and that the First Union Shares were currently trading between $8.00 to $8.50 a Share. He stated that his group believed the breakup value of First Union was between $15.00 and $18.00 a Share, which would mean approximately a $25 million windfall profit for the group.
     88. Defendant Escaja stated that the group was interested in pursuing a "friendly" takeover of First Union but would consider other options if a friendly deal was not possible. Defendant Escaja also stated that his group has made several unsuccessful attempts to contact First Union within the past weeks but that one of its members was scheduled to meet with First Union's management at 4:00 p.m. on Friday, February 3, 1995.
     89. Although defendant Escaja declined to name all members of the group, he affirmed that defendants Turkey Vulture Fund, and persons associated with Heritage Capital and Developers Diversified Realty are all part of the group seeking to obtain control of First Union and that the group also included several other individuals. On information and belief, other members of the group which is seeking to seize control of First Union and/or participate in the bust-up style takeover include, but are not limited to, all current and past members of the Turkey Vulture Fund; the Wolstein defendants; Escaja; Osborne; and nonparties Steven Calabrese, David Van Dusen and James Webb. The group described by Escaja and comprising defendants and others named herein, among others, is sometimes hereinafter referred to collectively as the "Turkey Vulture Group."
     90. In or about February 1, 1995, the day after his telephone conversations with Richard Merel, defendant Mark P. Escaja purchased an additional 1,000 shares of First Union. Escaja sold these shares on February 6, 1995, after the filing of this lawsuit on February 3, 1995.
                      Osborne and Turkey Vulture Fund
                          File a Second False and
                    Materially Misleading Schedule 13D

     91. In or about February 3, 1995 First Union initiated this action in the United States District Court for the Northern District of Ohio.
     92. In or about February 10, 1995 Osborne and Turkey Vulture Fund filed an amendment to the January 17, 1995 Schedule 13D (the "Amended Schedule 13D") with the SEC, and delivered a copy to First Union.
     93. The Amended Schedule 13D totally and utterly fails to correct the material deficiencies in the January 17, 1995 Schedule 13D. The Amended Schedule 13D likewise contains new misrepresentations of material facts and new omissions of material facts with respect to defendants and their plans and intentions for First Union.
     94. The Amended Schedule 13D identifies Turkey Vulture Fund as an Ohio limited liability company of which Osborne is the "managing member," and states Turkey Vulture Fund and Osborne, and only those persons, are the beneficial owners of approximately 5.2 percent of the shares of First Union. The Amended
Schedule 13D intentionally conceals the fact that the Fund and Osborne are part of a larger group which includes the other defendants and whose goal and intention is to take over First Union and sell off its assets to group members and their affiliates.
     95. The Amended Schedule 13D fails to disclose the true ownership and identities of the members of the Fund as required by applicable regulation, 17 C.F.R. 240.13(d)-101, Instruction C.
     96. The Amended Schedule 13D fails to disclose the required background information with respect to the individual members of the Turkey Vulture Fund, including, but not limited to whether or not, during the last five years, any member of the Turkey Vulture Fund has been convicted in a criminal proceeding.
     97. The Amended Schedule 13D fails to disclose Robert E. Cseplo's 1994 conviction for underreporting corporate income on his wholly owned corporation's federal income tax return and willfully attempting to evade individual income taxes by preparing and signing a false return.
     98. The Amended Schedule 13D fails to disclose that the Operating Agreement of Turkey Vulture Fund expressly allows the individual members of the Turkey Vulture Fund to hold for their own account securities of the same issuer and same class as securities held by the Turkey Vulture Fund; that certain members of the Turkey Vulture Fund own Shares of First Union outside of the Fund; and the number of Shares of First Union that certain members of the Turkey Vulture Fund hold outside of the Turkey Vulture Fund.
     99. The Amended Schedule 13D fails to disclose that certain members of Osborne's family own or control First Union Shares outside of Turkey Vulture Fund.
     100. The Amended Schedule 13D fails to disclose that Osborne and/or Turkey Vulture Fund have hired several consultants and have sought out investment bankers to assist in their efforts to take-over First Union and dispose of its assets.
     101. The Amended Schedule 13D fails to disclose any and all contracts, arrangements, understandings or relationships (legal or otherwise) among defendants, their affiliates and/or third parties with respect to First Union.
     102. The Amended Schedule 13D neither confirms nor disavows certain of the statements in the January 17, 1995 Schedule 13D concerning certain actions Osborne and Turkey Vulture Fund may take in the future with regard to First Union. As a result, the Amended Schedule 13D is ambiguous and inherently misleading.
     103. In fact, the Amended Schedule 13D was not filed in order to disclose additional or updated information, but rather as part of Osborne and the Fund's efforts to solicit proxies from First Union's shareholders without conforming with the federal proxy rules. To this end, the Amended Schedule 13D states that "[Richard M. Osborne] intends to seek representation on the board of trustees of First Union and [to] propose a slate of trustees in opposition to the slate to be proposed by First Union in connection with First Union's upcoming annual meeting."
     104. The Amended Schedule 13D contains numerous additional statements and contentions that are neither required nor contemplated by Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. These statements are clearly an attempt to solicit both the sympathies and proxies of First Union shareholders without conforming to the requirements of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and are thus in violation of Section 14(a) and its rules and regulations.
                      Osborne and Turkey Vulture Fund
                    Attempt to Purchase Three Seats on
                      First Union's Board of Trustees

     105. First Union is a publicly traded real estate investment trust. Pursuant to Section 8.2 of First Union's Amended
Declaration of Trust and applicable law, First Union's Trustees are elected by First Union's shareholders.
     106. In a press release dated February 15, 1995 Osborne and Turkey Vulture Fund attempted to purchase three seats on First Union's Board of Trustees.
     107. In the February 15, 1995 press release, defendants Osborne and Turkey Vulture Fund offered to pay James Mastandrea, First Union's President, Chief Executive Officer and Trustee one million dollars, ostensibly from Osborne's personal funds, in exchange for Mr. Mastandrea's resignation. Osborne and Turkey Vulture Fund linked the one million dollar payment to Mr. Mastandrea to the resignation of Mr. Mastandrea, Kenneth K. Chalmers and Daniel G. DeVos from First Union's Board of Trustees. In their place, and in exchange for the one million dollar payment to Mr. Mastandrea, defendant Richard M. Osborne and two persons he identified as "Cleveland-based real estate experts" would be elected or nominated to the board. One of these persons is Steven Calabrese, whose partnership (R-C Enterprises) is a Fund member. The other is James Webb.
     108. Osborne and the Fund characterized the February 15, 1995 press release as an effort to efficiently resolve the within action. In reality, the press release was another publicity stunt designed to solicit the proxies of First Union shareholders by means of materially false and misleading statements in violation of, among other things, Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     109. Mr. Mastandrea rejected Osborne and the Fund's "offer" immediately and identified it as the bribe it was obviously intended to be.
                   Osborne and Turkey Vulture Fund, aka
                  "The Committee To Unlock The Value Of
                  First Union Real Estate Investments,"
           Distribute an Illegal, Misleading Proxy Solicitation.


     110. Osborne and the Fund's efforts to improperly gain representation on First Union's Board of Trustees intensified on March 1, 1995 when the Fund, calling itself "The Committee To Unlock The Value of First Union Real Estate Investments," mailed what it labelled as "An Important Message From The Committee To Unlock The Value of First Union Real Estate Investments" to various Cleveland area newspapers, and, on information and belief, to some First Union shareholders. The so-called Committee had not at the time of this mailing filed any proxy materials with the SEC or the New York Stock Exchange, in violation of Rule 14a-6 of the Exchange Act.
     111. What Turkey Vulture Fund labelled "An Important Message From The Committee To Unlock The Value Of First Union Real Estate Investments" was actually a solicitation of proxies by Osborne and the Turkey Vulture Fund. Accordingly, the March 1, 1995 letter headed "An Important Message From The Committee To Unlock The Value Of First Union Real Estate Investments" is hereinafter referred to as the "Proxy Solicitation."
     112. Osborne and the Turkey Vulture Fund distributed the Proxy Solicitation to the Cleveland area newspapers in an effort to solicit proxies and otherwise disseminate Osborne and the Fund's "message" to First Union shareholders and the investing public.
     113. Osborne and the Turkey Vulture Fund distributed the Proxy Solicitation without contemporaneously furnishing the recipients a copy of either a preliminary or definitive proxy statement as required by the Exchange Act and the rules and regulations promulgated thereunder, including Rule 14a-3(a).
     114. The Proxy Solicitation is inherently misleading in that it contains numerous misstatements and omissions of material facts.
     115. For example, the Proxy Solicitation fails to identify the relationship between the so-called "Committee To Unlock The Value Of First Union Real Estate Investments" and the Fund and fails to disclose, and indeed continues to misrepresent, the Fund, Osborne, and/or the Committee's true intentions with respect to First Union. In fact, the Proxy Solicitation does not even mention the Fund.
     116. Moreover, the Proxy Solicitation fails to comply with the requirements of SEC Rule 14 as to form and presentation and fails to disclose any of the information required by Regulation 14A with respect to the background of the proposed nominees.

                Osborne and Turkey Vulture Fund File Their
            Third Materially False and Misleading Schedule 13D

     117. Also on or about March 1, 1995, Osborne and Turkey Vulture Fund filed a second amendment to the January 17, 1995 Schedule 13D (the "Second Amended
Schedule 13D") with the SEC and delivered a copy to First Union.
     118. The Second Amended Schedule 13D discloses certain information that should have been, but was not, disclosed in the January 17, 1995 Schedule 13D and the Amended Schedule 13D. The Second Amended Schedule 13D nevertheless fails to correct other material deficiencies in the January 17, 1995 Schedule 13D and the Amended Schedule 13D and contains new misrepresentations and omissions of material facts with respect to defendants and their plans and intentions for First Union.
     119. The Second Amended Schedule 13D identifies Turkey Vulture Fund as an Ohio limited liability company of which Osborne is the "managing member," and states Turkey Vulture Fund and Osborne, and only those persons, are the beneficial owners of approximately 5.3 percent of the Shares of First Union. The Second Amended Schedule 13D fails to disclose, and in fact intentionally conceals, the fact that the Fund and Osborne are part of a larger group which includes the other defendants and whose goal and intention is to take over First Union and sell off its assets to group members and their affiliates. It also fails to disclose that the express purpose of the Fund is to take over and effect major corporate reorganizations of "Target Entities."
     120. The Second Amended Schedule 13D identifies, for the first time, certain members of the Turkey Vulture Fund. The Second Amended Schedule 13D fails to disclose, however, the required background information with respect to the individual members of the Turkey Vulture Fund, including, but not limited to, whether or not, during the last five years, any member of the Turkey Vulture Fund has been convicted in a criminal proceeding.
     121. The Second Amended Schedule 13D partially discloses the provisions of the Operating Agreement of Turkey Vulture Fund, and admits, for the first time, that certain members of Turkey Vulture Fund or their affiliates, own Shares of First Union outside of Turkey Vulture Fund. The Second Amended Schedule 13D fails to disclose, however, which members of Turkey Vulture Fund or their affiliates own Shares of First Union outside of Turkey Vulture Fund; how many shares are owned by each of these individual members and/or their affiliates; and when these individual members or affiliates purchased Shares of First Union outside of Turkey Vulture Fund.
     122. The Second Amended Schedule 13D fails to disclose that certain members of Osborne' family who are not members of Turkey Vulture Fund and are not otherwise identified in the Second Amended Schedule 13D own or control First Union Shares outside of Turkey Vulture Fund.
     123. The Second Amended Schedule 13D fails to disclose that Osborne and/or Turkey Vulture Fund have hired several consultants and have sought out investment bankers to assist in their efforts to take control of First Union and dispose of its assets.
     124. The Second Amended Schedule 13D fails to disclose any and all contracts, arrangements, understandings or relationships (legal or otherwise) among defendants, their affiliates and/or third parties with respect to First Union.
     125. The Second Amended Schedule 13D neither confirms nor disavows certain of the statements in the January 17, 1995 Schedule 13D and the Amended Schedule 13D concerning actions Osborne and Turkey Vulture Fund may take in the future with regard to First Union. As a result, the Second Amended Schedule 13D is ambiguous and inherently misleading.
     126. In addition, the Second Amended Schedule 13D again contains superfluous material which was included to further Osborne and the Fund's ongoing efforts to solicit proxies and which is violative of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

                  Osborne and The Fund File Their Fourth
               Materially False and Misleading Schedule 13D

     127. On or about March 13, 1995, Osborne and the Fund filed a third amendment to the January 17, 1995 Schedule 13D (the "Third Amended Schedule 13D"), with the SEC and delivered copies to First Union.
     128. The Third Amended Schedule 13D fails to correct material deficiencies in the other three Schedules 13D previously filed by Osborne and the Fund. The Third Amended Schedule 13D likewise contains new misrepresentations and omissions of material fact with respect to defendants and their plans and intentions for First Union.
     129. The Third Amended Schedule 13D identifies the Fund as an Ohio limited liability company of which Osborne is the "managing member" and states that the Fund and Osborne, and only those persons, are beneficial owners of approximately 9.3% of First Union's Shares. The Third Amended Schedule 13D fails to disclose, and indeed intentionally conceals, the fact that Osborne and the Fund are part of a larger group which includes the other defendants and whose purpose and intention is to take over First Union and sell off its assets to group members and their affiliates. It also fails to disclose that the express purpose of the Fund is to target publicly held companies for acquisition and/or corporate reorganization.
     130. In addition, the Third Amended Schedule 13D once again fails to disclose any and all arragnements, understandings and/or relationships (legal or otherwise) among Osborne, the Fund, the other defendants and their affiliates (among others).
     131. Also, on information and belief, the Third Amended Schedule 13D fails to accurately disclose the source of funds used to acquire First Union Shares and, in particular, the funds used to acquire a 725,000 Share block on March 10, 1995. The Third Amended Schedule 13D recites that $2.9 million of the funds used to acquire this block:
          [w]ill be from working capital of the Fund .... The working capital of
          Fund will be contributed by [Osborne] and the other members of the Fund. The exact proportions of such contributions have not been finally determined.

On information and belief, this description of the source of funds is false and misleading because the Fund does not have any working capital whatsoever, and thus the Third Amended Schedule 13D fails to explain the source of the $2.9 million in non-margin debt used by Osborne and the Fund to purchase the 725,000 Share block on March 10, 1995.
     132. The Third Amended Schedule 13D also continues Osborne's and the Fund's improper and unlawful practice of including superfluous information in the
Schedule 13D not called for by Section 13(d) and the rules and regulations promulgated thereunder in order to further their proxy solicitation efforts. The inclusion of this superfluous information is violative of Section 14(a) and the rules and regulations promulgated thereunder.
                Osborne and The Fund File Materially False
                and Misleading Proxy Materials with the SEC
              and Disseminate Materially False and Misleading
                Information to First Union Shareholders and
               the Investing Public in Connection with Their
           Proxy Contest for Three Seats on First Union's Board


     133. Beginning on or about March 3, 1995, Osborne and the Fund, under the guise of their "Committee to Unlock the Value of First Union Real Estate Investments," filed their preliminary Proxy Statement and subsequent amendments with the SEC as required by Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder including Schedule 14A.
     134. On or about March 17, 1995, Osborne and the Fund, again under the guise of their "Committee to Unlock the Value of First Union Real Estate Investments," filed their definitive Proxy Statement with the SEC as required by
Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder including Schedule 14A.
     135. Beginning on or about March 17, 1995, the Proxy Statement of Osborne and the Fund, again under the guise of their so-called "Committee," was distributed to First Union shareholders along with a second letter from the "Committee" addressed to "Dear Fellow First Union Real Estate Investments Shareholder."
     136. Osborne and the Fund's preliminary Proxy Statement, definitive Proxy Statement, Proxy Statement and the second letter to First Union's shareholders all contain numerous false and misleading statements of material fact, as well as omissions of material fact, which were all made in order to further Osborne's and the Fund's ongoing efforts to seize control of First Union and sell off its assets to group members and their affiliates. The numerous material misstatements and omissions in the Proxy Statement of Osborne and the Fund and in the letter to shareholders are intentional and designed to deceive First Union shareholders and the investing public, and include, but are not limited to, the following:

          a. The Proxy Statement fails to disclose that Osborne's and the Fund's true intention for First Union is to take control of the Company and sell off its assets to other Turkey Vulture Group members and their affiliates in a bust-up style takeover;
          b.   The Proxy Statement misrepresents that Osborne's and the Fund's intention for First Union is to "salvage and then revive the
               Company," when in actuality the intention of Osborne and the Fund and their affiliates is to seize control of First Union and sell off its assets in order to earn a profit for themselves;
          c. The Proxy Statement misrepresents that the Fund was formed to "acquire, hold, sell or otherwise invest in all types of securities and other instruments," and fails to disclose, and in fact intentionally conceals, that the express objective of the Fund is to target publicly held companies selected by Osborne for a "tender offer, merger, asset disposition or other form of corporate reorganization whether by the [Fund] or a third party; "
          d. The Proxy Statement fails to disclose that the so called "Committee" is in actuality Osborne and at least two other individuals hand-picked by Osborne whose purpose and goal is to further the illegal and unlawful purposes of Osborne, the Fund and the other defendants;
          e. The Proxy Statement falsely states that the "Committee" has the right to vote certain Shares when in fact the "Committee" does not own or have the right to vote any First Union Shares, and only one of the Committee members owns Shares;
          f. The Proxy Statement falsely represents that the three nominees of the "Committee" -- James Webb, Steven Calabrese and Osborne -- will be able to assume seats on First Union's board if elected when, in fact, they are barred from doing so by the conflict of interest provision in Section 8.10 of First Union's Declaration of Trust because
               Osborne owns, directly or indirectly, more than 1
               % of the shares of at least one other REIT, i.e., PruRealty, and more than 1% of the shares of another real estate company that competes with First Union;
          g. The Proxy Statement falsely represents that the Committee's nominees have "substantial commercial real estate . . . experience in investing, managing and analyzing real estate in a profitable manner," when in fact they have little or no experience in doing so or in doing so with large commercial and residential properties;
          h. The Proxy Statement falsely implies that the Committee's nominees will take certain action if elected -- such as, for example, termination of the Rights Agreement and termination of the provision in Section 6 of First Union's By-Laws prohibiting any person from owning more than 9.8% of the Shares--when in fact such action can only be taken by a majority or more of Trustees and/or a vote of the shareholders of First Union; and
          i. The Proxy Statement misrepresents that the total decline in the trading price of First Union's
               Shares since 1987 is the responsibility of current management and, in their effort to capitalize on this misrepresentation, falsely represents in a chart on page 4 of the Proxy Statement that Mr.
               Mastandrea joined First Union in mid-1992, when in fact he did not join the Company until July of 1993.
     137. The second letter to First Union shareholders from the so-called "Committee" distributed on or about March 17, 1995 includes many of the same misstatements and omissions of material fact as the Proxy Statement, which are identified above in paragraph 136, and contains additional misstatements and omissions of material fact including, but not limited, the following:
     a. The letter falsely states that the "Committee" will "maintain REIT status" when, in fact, Osborne, the Fund and their affiliates already are planning to break-up the Company and sell off its assets;
     b. The letter falsely represents that the "Committee" will "evaluate the possibility" of merging First Union with another REIT when, on information and belief, Osborne, the Fund and their affiliates already have plans to do so as part of their goal to break-up First Union and dispose of its assets;
     c. The letter falsely implies that all three "Committee" members are shareholders of First Union when neither the Committee nor Mr. Webb owns a single First Union Share, and the only Shares owned by Osborne are those held by the Fund;
     d.   The letter falsely states that the stock price of First
          Union is in the midst of a "steady decline" when, in fact, the stock price has risen since September of 1994; and
     e. The letter falsely represents that Mr. Mastandrea's employment contract includes a provision that "may force" First Union to exchange real estate owned by Mr.
          Mastandrea for First Union Shares when, in fact, the contract merely requires First Union to "consider" such an exchange if the properties are offered to the Trust by Mastandrea and then only on terms "agreeable" to First Union.

                    First Union is Without an Adequate
     Remedy at Law to Stop Defendants' Unlawful Conduct

     138. The Turkey Vulture Group and each defendant member thereof have the present intention and common objective to seize control of First Union, deprive it of its REIT status and its stated purpose of providing an investment vehicle for numerous shareholders with small holdings, sell off First Union's assets, capture for themselves the premium inherent in the difference between the current trading price of the Shares and the fair market value of its underlying properties, and cause other severe and irreparable harm to First Union and its shareholders.
     139. The Turkey Vulture Group and each defendant member thereof have, by use of the mails and other means and/or instrumentalities of interstate commerce, been engaged in and are continuing to engage in unlawful concerted action to accomplish their secret objective of seizing control of First Union without complying with the disclosure requirements of federal and Ohio securities laws.
     140. As part of this unlawful and concerted conduct, the Turkey Vulture Group and each defendant member thereof are intentionally attempting to conceal their present intentions and plans from First Union, First Union's shareholders, the SEC and the investing public by, among other things, filing a false and materially misleading Schedule 13D and subsequent amendments thereto which blatantly misrepresent the intention of the Turkey Vulture Group and each defendant member thereof, failing to disclose the existence of the Turkey Vulture Group and the identity of its members, and otherwise misleading and defrauding First Union, its shareholders and the investing public.
     141. As a further part of defendants' unlawful and concerted action, Osborne and the Fund are attempting to seek representation on First Union's board and in doing so are engaged in a campaign of intentional distortion, misrepresentation and fraud which includes the dissemination of materially false and misleading press releases and the filing with the SEC, and dissemination to the public, of proxy statements, proxy solicitations and other materials that are materially false and misleading and are intentionally designed to deceive First Union's shareholders and the investing public.
     142. Defendants have purposefully timed their purchases of First Union Shares, their public statements regarding First Union and their proxy solicitation efforts to damage First Union by disrupting and interfering with its annual meeting, scheduled for April 11, 1995.
     143. As a direct and proximate result of the unlawful conduct of defendants, First Union and its shareholders are suffering, and will continue to suffer, unless defendants' unlawful conduct is enjoined by this Court, severe and irreparable harm, which includes but is not limited to, the imminent loss of its REIT status and the destruction of its stated purpose of providing an investment vehicle for numerous shareholders with small holdings, and the distraction of First Union management from implementing its strategic plan. In addition, the investing public has made, and is continuing to make, decisions to buy and sell First Union securities in the market on the basis of the false and misleading information disseminated by defendants, including defendants' Schedules 13D and defendants' failures to disclose their true status, the true extent of their holdings in First Union, and their plans and proposals for it. Moreover, First Union shareholders are being forced to make decisions on whether to provide or withhold proxy authority from First Union management based on

Osborne and the Fund's false and misleading proxy solicitations, proxy statement and other materials.
     144. First Union is without an adequate remedy at law to remedy these harms.
                                  COUNT I
     145. First Union incorporates herein by reference each and every allegation contained in paragraphs 1 through 144 above as if fully rewritten herein.
     146. Defendants have violated and continue to violate Section 13(d) of the Exchange Act and rules and regulations promulgated thereunder in at least the following respects, among others:
     (a) Defendants have filed, caused to be filed on their behalf, or participated in the filing of a Schedule 13D and subsequent amendments thereto which, at the time filed, were false and misleading with respect to material facts, and which omitted to state material facts necessary in order to make the statements therein not false or misleading, in at least the respects detailed above and including, but not limited to:

          (i) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose defendants' plan and intention to seize control of First Union and sell off its assets;

          (ii) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose defendants' intention to cause First Union to lose its REIT status under the Internal Revenue Code;

          (iii) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose the true source of the funds used to acquire the First Union Shares that were the subject of each respective filing;
          (iv) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to fully and accurately disclose any and all provisions in the Operating Agreement of Turkey Vulture Fund relating to contracts, arrangements, understandings or relationships among the members of Turkey Vulture Fund;
          (v) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose all contracts, arrangements and understandings regarding First Union between and among certain members of the Turkey
                    Vulture Fund who own Shares of First Union outside of the Turkey Vulture Fund, the Fund, Osborne, certain members of Osborne's family who own Shares outside of the Fund and members of the Turkey Vulture Group;
          (vi) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose the existence of the Turkey Vulture Group, its true intentions and the identity of its members;
          (vii) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose the true extent of the Turkey Vulture Group's holdings in First Union;
          (viii) the January 17, 1995 Schedule 13D and each subsequent amendment thereto failed to disclose any and all contracts, arrangements, understandings and/or relationships (legal or otherwise) among defendants, their affiliates and/or third parties with respect to First Union;
          (ix) the amendments to the January 17, 1995 Schedule 13D neither confirm nor disavow certain of the statements in the January 17, 1995 Schedule 13D concerning certain actions Osborne and Turkey Vulture Fund may take in the future with regard to First Union; and

          (b)       Defendants have failed to file the required
Schedule 13D identifying themselves as part of the Turkey Vulture Group and disclosing their intention to seize control of First Union, all with the intent and purpose of frustrating the purposes of Section 13(d) and defrauding First Union, First Union's shareholders and the investing public.

     147. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.

                                 COUNT II
     148. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 147 above as if fully rewritten herein.
     149. The entire course of conduct engaged in by defendants with respect to First Union, and in particular, the filing of the false and misleading January 17, 1995 Schedule 13D by or on behalf of defendants, was designed to have the effect, and will likely have the effect, of signaling to sophisticated market arbitrageurs defendants' secret and undisclosed intentions to seize control of First Union and/or to put First Union "in play."
     150. Defendants' actions in sending such a signal, which they know and intend will be understood only by sophisticated market arbitrageurs, constitutes the commencement of a tender offer by defendants for First Union's Shares within the meaning of Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder, thus requiring defendants to comply with the reporting and other requirements of Section 14(d) and applicable rules and regulations.
     151. Defendants have intentionally and knowingly failed to comply with the requirements of Section 14(d) and rules and regulations promulgated thereunder and, in particular, have failed, among other things, to disclose their true intentions with respect to First Union as discussed herein, to disclose their identities, to disclose the extent of their holdings, to disclose material financial information regarding their offer, request and/or invitation for tender of First Union's securities, to disclose their intention to "de-REIT" First Union and cause its shareholders to lose the tax advantages of owning shares of a REIT, and to otherwise provide shareholders with any true and accurate information to evaluate defendants' tender offer.
     152. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.
                                 COUNT III
     153. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 152 above as if fully rewritten herein.
     154. The entire course of conduct engaged in by defendants with respect to First Union and defendants' purchases of First Union securities and intended further acquisitions of such securities were intended to and did manipulate the trading market for First Union securities. In said course of conduct defendants, by use of the mails and other means and/or instrumentalities of interstate commerce, have engaged in fraudulent, deceptive and manipulative acts and practices as described herein in violation of Sections 10(b) and 14(e) of the Exchange Act and SEC Rule 10(b)-5.
     155. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.
                                 COUNT IV
     156. First Union incorporates by reference each and every allegation contained in Paragraphs 1 through 155 above as if fully rewritten herein.
     157. The entire course of conduct engaged in by defendants with respect to First Union, their purchases of First Union securities and their attempted acquisition of control of First Union is in violation of Ohio Revised Code SS 1707.041, which requires that an offeror make certain required disclosures and file certain financial and other information with the Ohio Division of Securities upon commencement of a tender offer.
     158. The Turkey Vulture Group and the individual defendant members thereof are offerors within the meaning of this provision and, accordingly, defendants' failure to make the appropriate filings and disclosures violates this provision of Ohio law.
     159. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.
                                  COUNT V
     160. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 159 above as if fully rewritten herein.
     161. Defendants' purchases of First Union securities, without publicly disclosing their intent to obtain control of First Union or otherwise make a "full, fair and effective" disclosure of that intent, violates Section 1707.041 of the Ohio Revised Code. Defendants' tender offer follows such unlawful purchases by less than one year, and, therefore, violates Section 1707.041 of the Ohio Revised Code.
     162. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.

                                 COUNT VI
     163. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 162 above as if fully rewritten herein.
     164. The entire course of conduct engaged in by defendants with respect to First Union, their purchases of First Union securities and their attempted acquisition of control of First Union is and will continue to be in violation of the Declaration of Trust to which defendant shareholders and First Union are parties and by which defendant shareholders are bound. Defendants' conduct also violates their obligations of good faith and fair dealing to other First Union shareholders because said course of conduct endangers the qualification of First Union as a REIT and will ultimately result in First Union's loss of REIT status, and ignores First Union's stated purpose of providing an investment vehicle for numerous shareholders with small holdings, all to the substantial detriment of First Union and its shareholders.
     165. As a result of defendants' actions, First Union and its shareholders have suffered damages including, but not limited to, the following:
          (a)  Loss of the long-term growth opportunities First
               Union is designed to achieve for its shareholders;
          (b) Waste of the financial and human resources of the Trust, including, but not limited to, the diversion of management from the implementation of First Union's Strategic Plan;
          (c)  Loss to shareholders of the future tax benefits
               First Union shareholders would have received as investors in a REIT;
          (d) Damage to the credibility and business reputation of First Union and its management; and
          (e) Loss of business opportunities for the Trust, currently and in the future.
     166. First Union and its shareholders have been and will continue to be harmed and suffer damages as a result of defendants' actions in an amount to be proven at trial, but which is expected to exceed $30 million.

                                 COUNT VII
     167. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 166 above as if fully rewritten herein.
     168. Defendants intend to and will acquire or transfer First Union securities in violation of First Union's By-Laws, including the By-Law provision prohibiting any person from owning more than 9.8% of First Union's outstanding Shares, unless the court enforces and enjoins defendants from violating the By-Laws.
     169. First Union and its shareholders have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations of the By-Laws by defendants.

                                COUNT VIII
     170. First Union incorporates by reference each and every allegation contained in paragraphs 1 through 169 above as if fully rewritten herein.
     171. As described herein, defendants and certain other nonparty purchasers of First Union Shares have violated and continue to violate Section 14(e) of the

Exchange Act and the rules and regulations promulgated thereunder in at least the following respects, among others:
          (a) After commencing, and/or taking a substantial step or steps to commence a tender offer for First
               Union's Shares, defendants violated Rule 14e-3(a) by purchasing or selling, or causing to be purchased or sold, Shares of First Union while in possession of material, non-public information relating to such tender offer, which information defendants knew or had reason to know was acquired directly or indirectly from defendant Turkey
               Vulture Fund or a member, employee or other person acting on behalf of defendant Turkey Vulture Fund;
               and
          (b) After commencing, and/or taking a substantial step or steps to commence a tender offer for Shares of First Union, defendants violated Rule 14e-3(d) by communicating material, non-public information relating to such offer to defendants and/or unidentified non-parties in bad faith, under circumstances in which it was reasonably foreseeable that such communication would likely result in a violation of Rule 14e-3(a).
     172. First Union, its shareholders, and the investing public have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, defendants' violations of Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder.
                                 COUNT IX
     173. First Union incorporates by reference each and every allegation contained in paragraph 1 through 172 above as if fully rewritten herein.
     174. On or about February 10, 1995, March 1, 1995, and March 13, 1995 defendants filed amendments to the January 17, 1995 Schedule 13D. The January 17, 1995 Schedule 13D and the amendments thereto included solicitation material not required by Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
     175. The inclusion of solicitation material not required by Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder constituted a public solicitation of proxies by defendants in violation of
Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     176. In addition, defendants have issued and/or caused to be issued several press releases and other statements, including, but not limited to, the February 15, 1995 press release and the March 1, 1995 press release referred to above, each of which was an unlawful "solicitation" (as such term is defined by Rule 14a-1(1)), in further violation of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     177. In addition, defendants have filed with the SEC and/or disseminated to First Union shareholders and the investing public, by use of the mails and/or other means and instrumentalities of interstate commerce, proxy statements and other solicitation materials, described herein, that include numerous false and misleading statements of material fact and which are intentionally designed to deceive First Union shareholders and the investing public, all in violation of
Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     178. The January 17, 1995 Schedule 13D and the amendments thereto, the proxy statements and other solicitation materials, and the press releases and other statements referred to herein violated Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder in at least the following respects, among others:
          (a) Defendants failed to furnish each person solicited with a publicly filed preliminary or definitive written proxy statement prior to or contemporaneous with their solicitation of proxies therefrom in violation of Rule 14a-3;
          (b)  The proxy materials furnished by defendants, the January 17,1995
               Schedule 13D and the amendments thereto, and the press releases and other statements referred to above failed to comply with the requirements of Rule 14a-5 as to form and presentation of information;
          (c) The form of proxy sent or given to shareholders did not comply with requirements of Rule 14a-4;
          (d)  The proxy materials furnished by defendants, the January 17,1995
               Schedule 13D and the amendments thereto, and the press releases and other statements referred to above were not timely and properly filed with the SEC as required by Rules 14a-6 and 14a-11; and
          (e) The proxy materials furnished by defendants, the January 17,1995 Schedule 13D and the amendments thereto, and the press releases and other statements referred to above, at the time and in the light of the circumstances under which they were made, were false or misleading with respect to material facts or omitted facts necessary in order to make the statements therein not false or misleading, all in violation of Rule 14a-9.
     179. First Union, its shareholders, and the investing public have been and will continue to be irreparably harmed by, and have no adequate remedy at law for, defendants' violations of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

                                  COUNT X
     180. First Union incorporates by reference each and every allegation contained in paragraph 1 through 179 above as if fully rewritten herein.
     181. By virtue of their direct or indirect control over defendant Mark P. Escaja, defendants Bert Wolstein, Scott Wolstein, Heritage Capital and/or The Wolstein Group are jointly and severally liable under Section 20(a) of the Exchange Act for the violations of the federal securities laws by defendant Mark

P. Escaja as stated herein, with and to the same extent as defendant Mark P. Escaja.
     182. First Union and its shareholders have been, and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.

                                 COUNT XI
     183. First Union incorporates by reference each and every allegation contained in paragraph 1 through 182 above as if fully rewritten herein.
     184. Defendant Mark P. Escaja is an employee of defendants
Bert Wolstein, The Wolstein Group and Heritage Capital
Corporation. Escaja is likewise the Chief Financial Officer of defendants The Wolstein Group and Heritage Capital Corporation.
     185. Escaja was acting within the scope of his authority as an agent and employee of Bert Wolstein, The Wolstein Group and Heritage Capital Corporation, and/or as the Chief Financial Officer of The Wolstein Group and/or Heritage Capital Corporation at all times relevant to this action.
     186. Under the doctrine of respondeat superior and or principal/agent theory, defendants Heritage Capital Corporation, The Wolstein Group and/or Bert Wolstein are jointly and severally liable for the securities law violations and other wrongful conduct of defendant Mark P. Escaja as stated herein.
     187. First Union and its shareholders have been, and will continue to be irreparably harmed by, and have no adequate remedy at law for, said violations.

                             PRAYER FOR RELIEF
WHEREFORE, plaintiff prays:
     A. That a preliminary injunction be issued pending final determination of this cause:
          1. Enjoining defendants, their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them who receive actual notice of such order, from:
          (a)  acquiring or attempting to acquire any additional
               First Union securities;
          (b) voting or otherwise exercising any rights of ownership of the First Union securities which they have acquired;
          (c) exercising, directly or indirectly, any influence upon the Board or management of First Union or otherwise using or attempting to use defendants' ownership position in First Union as a means of controlling or affecting the Board or management of First Union;
          (d) taking or attempting to take any other action in furtherance of their strategy to seize control of First Union;
          (e) violating and breaching their obligations under the Declaration of Trust and the First Union By-Laws and their obligations of good faith and fair dealing to other First Union shareholders; and
          (f) soliciting proxies and otherwise communicating with First Union shareholders in violation of Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     2. Ordering defendants promptly to amend the January 17, 1995 Schedule 13D and amendments thereto and their proxy materials to correct the false and misleading statements contained therein and to state all facts necessary to make the statements contained therein not false or misleading, and ordering all defendants to file Schedules 13D and amended proxy materials fully disclosing their involvement in the Turkey Vulture Group and the true intentions of the Turkey Vulture Group toward First Union.
     B. That upon final determination of this cause said preliminary injunction be made permanent.
     C. That upon final determination of this cause the Court issue an order requiring defendants to divest themselves of all interests they own or otherwise have in First Union securities.
     D. That upon final determination of this cause the Court issue an order requiring defendants to offer to rescind their purchases of First Union securities to the extent defendants are able to determine from whom they purchased such First Union securities.
     E. That defendants be ordered to pay First Union damages as a consequence of their conduct in an amount to be proven at trial but no less than $30 million.
     F. That the Court grant plaintiff its costs herein and such other and further relief as may be just and proper.

                              -------------------------------
                              Frances Floriano Goins (0018631) Daniel L.
                              Brockett (0060128) Timothy F. Sweeney (0040027) Roger Gold (0055905) SQUIRE, SANDERS & DEMPSEY 4900 Society Center 127 Public Square Cleveland, Ohio 44114-1304

                              Attorneys for Plaintiff First Union
                              Real Estate Equity and Mortgage
                              Investments